UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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TEKELEC

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R E L E A S E
Contact:
Mike Gallentine
Director, Investor Relations
(o) 919.461.6825
michael.gallentine@tekelec.com
For Immediate Release
Tekelec Board Member Robert Adams Not Standing for Re-Election;
Hubert de Pesquidoux Nominated to Board of Directors
MORRISVILLE, N.C. — April 20, 2009 — Tekelec (NASDAQ: TKLC), the network signaling, mobile messaging and performance management company, today announced that Board of Directors member Robert Adams will not be standing for re-election at the Company’s upcoming May 15 Annual Shareholders’ Meeting. Adams joined the Company’s Board in 1991, and during his tenure on the Board the Company grew from a largely U.S. based equipment supplier to a global leader in core multimedia session control and network intelligence selling into over 100 countries.
“I want to thank Bob for his many years of valuable service to Tekelec and his contributions to Tekelec’s success during his long tenure on the Board. We wish him great success in his future endeavors,” said Mark A. Floyd, chairman of Tekelec’s board of directors.
Tekelec then announced that Hubert de Pesquidoux, the former chief financial officer (CFO) of Alcatel-Lucent and president of the Enterprise Business Group of Alcatel-Lucent, has been nominated by the Board to stand for election at the upcoming Annual Meeting.
Prior to his most recent positions, de Pesquidoux was a member of the Alcatel Executive Committee and held several executive positions at Alcatel, including: executive vice president; president of Alcatel North America; chief operating officer (COO) of Alcatel North America; chief executive officer (CEO) of Alcatel Canada; and CFO of Alcatel USA. He first joined Alcatel in 1991.
De Pesquidoux holds a master’s degree in law and a master’s degree in business from the Institute for Political Studies (Sciences Po) in Paris and a DESS in Finance from Paris Dauphine University.
“I believe Hubert will make an excellent addition to the Board and that his substantial financial, technical and international experience will be of great benefit to Tekelec going forward if he is elected at the upcoming Annual Meeting,” said Mark Floyd.
Important Additional Information
In connection with the Company’s 2009 Annual Meeting of Shareholders, on April 17, 2009, the Company filed a proxy statement with the Securities and Exchange Commission (the “Commission”) and began mailing the proxy statement and proxy card to shareholders entitled to vote at the Annual Meeting. The proxy statement and other documents relating to the Annual Meeting can be obtained free of charge from the Commission’s website at www.sec.gov, from the Company’s website at www.tekelec.com, or by written request to Tekelec, 5200 Paramount Parkway, Morrisville, North Carolina 27560, Attention: Corporate Secretary.
Corporate Office:     5200 Paramount Parkway, Morrisville, N.C., USA 27560  •  Tel 919.460.5500  •  Fax 919.460.0877

About Tekelec
Tekelec, a global leader in core multimedia session control and network intelligence, ensures scalable, secure and highly available communications. The company’s market-leading signaling solutions enable the interworking of different network applications, technologies and protocols, providing a smooth transition to next-generation networks. Tekelec has more than 20 offices around the world serving customers in more than 100 countries, with corporate headquarters located near Research Triangle Park in Morrisville, N.C., U.S.A. For more information, please visit www.tekelec.com.
FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward looking, reflect the Company’s current intent, belief or expectations and involve certain risks and uncertainties. The Company’s actual future performance may differ materially from such expectations as a result of important risk factors, which include, in addition to those identified in the Company’s 2008 Form 10-K and its other filings with the Securities and Exchange Commission, the effect of the current or escalating economic crisis including the impact of credit availability and currency fluctuations on overall telecommunications spending by our customers, the current or further detrimental changes in general economic, social, or political conditions in the countries in which we operate, the timeliness and functional competitiveness of our product releases, our ability to maintain OEM, partner, and vendor support and supply relationships, our ability to compete with other manufacturers that have lower cost bases than ours and/or are partially supported by foreign governments or employ other unfair trade practices, and changes in the market price of the Company’s common stock. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
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